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                                  [LETTERHEAD]

                      EL PASO ENERGY CORPORATION ACQUIRES
                          GULF STATES PIPELINE COMPANY

HOUSTON, TEXAS, AUGUST 21, 1997 -- El Paso Energy Corporation (NYSE:EPG) announced today the execution of a definitive merger agreement to acquire all of the stock of Gulf States Gas Pipeline Company. The net purchase price of the transaction is approximately $39 million and is expected to close in September 1997 following the satisfaction of several conditions, such as the receipt of governmental approvals. At closing, Gulf States will become a part of El Paso Field Services Company, a business unit of El Paso Energy Corporation.

     Gulf States' principal asset is a 250 MMcf/d, 175-mile gathering and transmission system in Northwest Louisiana. Gulf States also owns and operates a 10-mile interstate pipeline in East Texas with the ability to transport up to 75 MMcf/d from a processing plant in the Cotton Valley Pinnacle Reef area of East Texas to Gulf States' Louisiana intrastate pipeline. Gulf States' main transmission system extends 90 miles from near Waskom, Texas to Ruston, Louisiana, and interconnects with Tennessee Gas Pipeline, Southern Natural Gas, Texas Gas Gathering Company, Koch Gateway Pipeline, Texas Eastern Transmission, and Crosstex Pipeline. Current transported volumes through the system are approximately 105 MMcf/d.

     The acquisition will provide El Paso Field Services Company with an expansion of its assets in the northern Louisiana area which include the Dubach, Calhoun and Lisbon processing plants (the "Dubach Complex") with a combined capacity of 155 MMcf/d and an associated 500 mile gathering system.

     "This acquisition provides significant operational synergies between Gulf States, the Dubach Complex and Tennessee Gas Pipeline's mainline transmission and storage facilities located in northern Louisiana," said Robert G. Phillips, president of El Paso Field Services. "Additionally, it offers solid gathering and processing opportunities in an active drilling area and increases market options for producers developing new Pinnacle Reef reserves in East Texas. By increasing the scope of our assets in this area, El Paso Field Services can offer improved services to our producers through integrated gathering, processing, storage and transmission."

     El Paso Energy Corporation provides total energy solutions through five business units: El Paso Natural Gas Company, Tennessee Gas Pipeline Company, El Paso Field Services Company, El Paso Energy Marketing Company and El Paso International Company. With offices worldwide, the Company has operations in interstate natural gas transmission, gas gathering and processing, energy marketing and international infrastructure development.

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Contacts:

Media Relations:                Russ Roberts
                                (713) 757-5435
Investor Relations:             Scott Vonderheide
                                (713) 757-4527